Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128319) and in the Registration Statement on Form S-3 (No. 333-131462) of our report dated March 8, 2007, with respect to the consolidated financial statements and schedule of Eschelon Telecom, Inc., Eschelon Telecom, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of  internal control over financial reporting of Eschelon Telecom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Minneapolis, Minnesota

March 9, 2007